Exhibit 3.162

CERTIFICATE OF FORMATION

OF

LOCAL TV IOWA LICENSE, LLC

This Certificate of Formation of Local TV Iowa License, LLC (the “Company”) dated as of March 7, 2007, is duly executed and filed to form a limited liability company under the Delaware Limited Liability Company Act.

FIRST: The name of the limited liability company formed hereby is Local TV Iowa License, LLC.

SECOND: The address of the registered office of the Company in the State of Delaware is c/o Corporation Service Company, 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, Delaware 19808.

THIRD: The name and address of the registered agent for service of process on the Company in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, Delaware 19808.

FOURTH: The name and address of the authorized person is Steven E. Blumenthal, Dow Lohnes PLLC, Six Concourse Parkway, Suite 1800, Atlanta, Georgia, 30328. The powers of the authorized person shall terminate upon the filing of this Certificate of Formation.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first above written.

/s/ Steven E. Blumenthal
Steven E. Blumenthal Authorized Person